Exhibit 3.1

As Amended December 2, 2002

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CACI INTERNATIONAL INC

fka CACI Worldwide, Inc

CACI International Inc, the undersigned corporation incorporated on October 8, 1985 pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is CACI International Inc.

SECOND: The registered office of the corporation is to be located at 2711 Centerville Road, in the City of Wilmington in the County of New Castle, in the State of Delaware, 19808. The name of its registered agent at the address is the United States Corporation Company.

THIRD: The objects and purposes of the corporation are to engage in any lawful business and activity for which a corporation may be organized under the General Corporation Law of Delaware, including:

The corporation shall have the power to do any and all acts and things necessary or useful to its business and purposes, and shall have the general, specific and incidental powers and privileges granted to it by statute, including:

To enter into and perform contracts; to acquire and exploit patents, trademarks, rights of all kinds and related and other interests; to acquire, use, deal in and with, encumber and dispose of real and personal property without limitation including obligations and/or securities; to borrow and lend money for its corporate purposes; to invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds loaned or invested, or otherwise; to vary any investment or employment of capital of the corporation from time to time; to create and/or participate with other corporations and entities for the performance of all undertakings, as partner, joint venturer, or otherwise, and to share or delegate control therewith or thereto.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive or commission plans, trust and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of a stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

To invest in and merge or consolidate with any corporation in such manner as may be permitted by law, to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other securities; and while owner of any such stock, bonds or other securities to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the indebtedness of others and the payment of dividends upon any stock, the principal or interest or both of any bonds or other securities, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, partnerships or individuals, and to do every other act and thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part of parts thereof, to the extent permitted by the laws of Delaware under which this corporation is organized, and to do all such acts and things and conduct business and have one or more offices and exercise its corporate powers in any and all places, without limitation.

FOURTH:

(1) The total number of shares of all classes which the corporation shall have the authority to issue is Ninety Million (90,000,000), consisting of Eighty Million (80,000,000) shares of common stock of the par value of $0.10 per share (hereinafter called “Common Stock”) and Ten Million (10,000,000) shares of preferred stock (hereinafter called “Preferred Stock”) of the par value of $0.10 per share.

(2) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges and the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

(3) At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote, in person or by proxy, on all matters, including the election of directors, for each share of Common Stock standing in his name on the stock transfer records of the corporation. Directors elected by the holders of Common Stock may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Common Stock then outstanding. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of Common Stock shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of Common Stock shall be filled by a majority vote of the remaining directors then in office, even if less than a quorum. Any director elected to fill any such vacancy by the remaining directors then in office may be removed form office by vote of the holders of a majority of the shares of Common Stock then outstanding.

Every reference in this certificate of incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of Common Stock.

(4) Further Issue. Except as otherwise provided in this ARTICLE FOURTH, the directors may at any time and form time to time issue shares of authorized and unissued Common Stock upon such terms and for such lawful consideration as they may determine, and any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.

(5) No Preemptive Rights. No stockholder of the corporation shall be entitled as of right to subscribe for, purchase, or take any part of any new or additional issue of stock of any class.

FIFTH: The corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and they shall not be personally liable for the payment of the corporation’s debts except as they may be liable by reason of their own conduct or acts.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders.

(1) The number of directors comprising the Board of Directors of the corporation shall be such as from time to time shall be fixed by or in the manner provided in the by-laws, but shall not be less than five (5). Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by Resolution relinquish or modify the power, without the asset or vote of the stockholders:

(a) To make, alter, amend, change add to, or repeal the by-laws of the corporation, except any by-law which pursuant to law or the by-laws of the corporation is required to be adopted, amended or repealed by the stockholders; to fix and vary the amount of capital of the corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payments of dividends, and

(b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders.

(3) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) No contract or transmission between this corporation and one or more of its directors, or officers, or between this corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereon which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the contract or transaction is fair as to the corporation and/or if the material facts relating thereto re disclosed to and/or known by the directors and/or stockholders and/or approved thereby, pursuant to Section 144 of Title 8 of the Delaware Code.

(5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the previsions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the Board which would have been valid if such by-law had not been made.

(6) No director of the Board of Directors of the corporation shall be held liable for the monetary damages for breach of fiduciary duty while acting as a director on behalf of the corporation, except for:

1.	Breach of the director’s duty of loyalty to the corporation or its stockholders;

2.	Acts or omissions not committed in good faith;

3.	Acts or omissions which involve international misconduct or a knowing violation of law;

4.	Acts taken in violation of Section 174 of Title 8, Delaware Code, as amended from time to time (dealing with the distribution of dividends and stock repurchases); or

5.	Transactions from which the director derived an improper personal benefit.

EIGHTH: The corporation may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify or advance the expenses of all persons whom it may indemnify or for whom it may advance expenses.

NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be and also on this corporation.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to his reserved power.

ELEVENTH: Pursuant to resolution of the Corporation’s Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon November 21, 2002, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the number of shares as required by statute were voted in favor of the Amended and Restated Certificate of Incorporation.

TWELFTH: Said amendments and restatement of the certificate of incorporation were duly adopted by the shareholders of the Corporation at the annual meeting of stockholders held on November 21, 2002, in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

THE UNDERSIGNED CERTIFIES that the facts herein stated are true as of December 2, 2002.

/s/ Jeffrey P. Elefante	(L.S.)
Jeffrey P. Elefante
Executive Vice President, General Counsel and Secretary

As Adopted July 11, 2002

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

CACI INTERNATIONAL INC

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, CACI International Inc (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by Paragraph B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation on July 10, 2003, adopted the following resolution creating a series of Preferred Stock designated as Series A Participating Cumulative Preferred Stock.

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, a series of preferred Stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

THIRTEENTH: Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), par value $0.10 per share. The number of shares initially constituting the Series A Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of July 11, 2003, between the Corporation and American Stock Transfer & Trust Company, a transfer agent, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number issuable upon exercise of such Rights.

FOURTEENTH: Dividends or Distributions.

(1) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of

Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fiction of a share of Series A Preferred Stock, in the amount of $10.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be leas than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that if at any time after July 11, 2003, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stuck in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after July 11, 2003, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series A Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(2) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(4) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(5) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

FIFTEENTH: Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(2) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(3) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting right shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting right granted to the holders of the Series A Preferred Stock in this Section 3.

(4) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

SIXTEENTH: Certain Restrictions.

(1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(d) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2) The corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SEVENTEENTH: Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $10.00 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

EIGHTEENTH: Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

NINETEENTH: No Redemption; No Sinking Fund.

(1) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(2) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

TWENTIETH: Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

TWENTY-FIRST: Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share of any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

TWENTY-SECOND: Required Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Paragraph B of Article FOURTH of the Certificate of Incorporation.

TWENTY-THIRD: Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66- 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66- 2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name on this 11th day of July, 2003.

CACI International Inc

By:	/s/ Jeffrey P. Elefante
Name:	Jeffrey P. Elefante
Title:	Executive Vice President, General Counsel and Secretary